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                                                                      EXHIBIT 11



                    LIFEQUEST MEDICAL, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE


                                                                   Three Months Ended March 31,
                                                                  -----------------------------
                                                                      1997              1998
                                                                      ----              ----
COMPUTATION OF BASIC LOSS PER SHARE
      Net loss                                                    $   (85,198)      $  (624,817)
                                                                  ===========       ===========

WEIGHTED AVERAGE SHARES OF COMMON STOCK
      OUTSTANDING USED FOR COMPUTATION                              6,154,079         6,706,136
                                                                  ===========       ===========

BASIC LOSS PER COMMON SHARE                                       $     (0.01)      $     (0.09)
                                                                  ===========       ===========


COMPUTATION OF DILUTED LOSS PER SHARE:
      Net loss                                                    $   (85,198)      $  (624,817)
      Interest on Convertible Debentures                          $        --       $    66,575
                                                                  -----------       -----------
                  Net loss used for computation                   $   (85,198)      $  (558,242)
                                                                  ===========       ===========

Weighted average shares of common stock outstanding                 6,154,079         6,706,136
Weighted average incremental shares outstanding upon assumed
      conversion of options and other dilutive securities             402,769           280,044
Weighted average incremental shares outstanding upon assumed
      conversion of Convertible Debentures                                 --           184,932
                                                                  -----------       -----------

WEIGHTED AVERAGE SHARES OF COMMON STOCK AND
      COMMON STOCK EQUIVALENTS OUTSTANDING USED
      FOR COMPUTATION                                               6,556,848         7,171,112
                                                                  ===========       ===========

DILUTED LOSS PER COMMON SHARE AND COMMON
      SHARE EQUIVALENTS (a)                                       $     (0.01)      $     (0.08)
                                                                  ===========       ===========


      (a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-B although it is not required by SFAS No. 128 because it is antidilutive. As a result, it is not the amount reflected on the income statement.